Exhibit 10.29

Certain identified information has been excluded from the exhibit pursuant to Item 601(a)(6) of Regulation S-K. Redacted information is indicated by: ***.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into effective as of April 16, 2021 by and between Leeland & Sig, LLC d/b/a Stanley Brothers Brand Company, a Colorado limited liability company (the “Consulting Firm”), the Brothers (as defined in Section 1.2, solely with respect to those provisions identified in the signature blocks below), in their individual capacities, and Charlotte’s Web, Inc., a Delaware corporation (together with its parents, subsidiaries, affiliates and divisions, the “Company”) (referred to collectively as the “Parties” and individually as a “Party”), and sets forth the terms and conditions whereby Consulting Firm agrees to provide certain services to the Company.

WHEREAS, the Parties are party to that Amending Agreement to Name and Likeness and License Agreement, dated as of the date hereof (the “License Amendment”), pursuant to which (under Section 3.8 of that Agreement) the Parties may be amend or otherwise reconstitute certain employment agreements, including by way of transferring the key rights and obligations thereunder to a form of consulting or similar contractual arrangement the “Substituted Promotion Agreement”), and the Parties acknowledge that this Agreement is such contemplated Substituted Promotion Agreement.

NOW, THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

1.            SERVICES.

1.1            The Company hereby engages Consulting Firm, and Consulting Firm hereby accepts such engagement, as an independent contractor to provide certain services to the Company on the terms and conditions set forth in this Agreement.

1.2            Consulting Firm shall provide to the Company the services set forth in Schedule 1 (the “Services”). The Services shall be performed by one or more of the following individuals Josh, Joel, Jesse, Jonathan, Jordan, Jared, and J. Austin Stanley (the “Brothers”).

1.3            The Services to be provided by Josh and Joel Stanley shall commence on June 15, 2021. The Services to be provided by the other Brothers shall commence on May 18, 2021.

1.4            The Company shall not control the manner or means by which Consulting Firm and/or the Brothers perform the Services.

1.5            The Company may provide the Brothers with access to its premises, materials and information to the extent necessary for the performance of the Services; provided, however, that Consulting Firm shall furnish, at its own expense, any other materials, equipment, and other resources necessary to perform the Services.

1.6            Consulting Firm and the Brothers shall comply with all rules and procedures communicated to Consulting Firm in writing by the Company, including those related to safety, security, and confidentiality.

2.            TERM. The term of this Agreement shall commence on the date hereof and shall continue through July 31, 2022, unless earlier terminated in accordance with Section 9 (the “Term”). Any extension of the Term will be subject to mutual written agreement between the Parties.

3.            FEES AND EXPENSES.

3.1            As full compensation for the Consulting Firm’s Services (and its obligations as Licensor under the License Amendment) and the rights granted to the Company in this Agreement (and under the License Amendment), the Company shall pay Consulting Firm a fixed fee of $2,081,250.00 (the “Fees”), payable in a lump sum upon execution of this Agreement. Consulting Firm acknowledges that Consulting Firm will receive an IRS Form 1099-MISC from the Company, and that Consulting Firm shall be solely responsible for all federal, state, and local taxes, as set out in Section 4.2. The Parties acknowledge and agree that all compensation, if any, owed to the Brothers for performance of the Services and the rights granted to the Company in this Agreement shall be paid to the Brothers by Consulting Firm, which amounts shall be paid in accordance with any compensation agreement by and between each of the Brothers and Consulting Firm.

3.2            Consulting Firm is solely responsible for any costs or expenses incurred by Consulting Firm and the Brothers in connection with the performance of the Services, and in no event shall the Company reimburse Consulting Firm for any such costs or expenses. Notwithstanding the foregoing, the Company shall reimburse Consulting Firm for reasonable pre-approved travel expenses incurred in connection with performance of the Services. Further, the Company shall pay 50% of each monthly invoice for services provided in connection with Consulting Firm’s and/or the Brothers’ performance of the Services during the Term by Creative Artists Agency (“CAA”) promptly on presentation to the Company of a copy of such invoice, provided such services were performed by CAA between May 1, 2021 and July 31, 2022. Such payment will be made directly to CAA.

4.            RELATIONSHIP OF THE PARTIES.

4.1            Consulting Firm is an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between the Company, Consulting Firm and/or the Brothers for any purpose. Consulting Firm and the Brothers have no authority (and shall not hold itself out as having authority) to bind the Company and shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

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4.2            Without limiting Section 4.1, the Brothers will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on the Brothers’ behalf. Consulting Firm shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest.

5.            INTELLECTUAL PROPERTY RIGHTS.

5.1            The Company is and will be the sole and exclusive owner of all right, title, and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement (collectively, the “Deliverables”) and all other writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, and materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, modified, conceived, or reduced to practice in the course of performing the Services (collectively, and including the Deliverables, “Work Product”) including all patents, copyrights, trademarks (together with the goodwill symbolized thereby), trade secrets, know-how, and other confidential or proprietary information, and other intellectual property rights (collectively “Intellectual Property Rights”) therein. Consulting Firm and the Brothers agree that the Work Product is hereby deemed “work made for hire” as defined in 17 U.S.C. § 101 for the Company and all copyrights therein automatically and immediately vest in the Company. If, for any reason, any Work Product does not constitute “work made for hire,” Consulting Firm and the Brothers hereby irrevocably assign to the Company, for no additional consideration, its entire right, title, and interest throughout the world in and to the Work Product, including all Intellectual Property Rights therein, including the right to sue for past, present, and future infringement, misappropriation, or dilution thereof. Anything to the contrary in this Agreement notwithstanding, Consulting Firm and the Brothers have no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that Consulting Firm or the Brothers conceive and/or develop that relates to SB Business (defined below).

5.2            The “Company Business” means the Company’s hemp CBD, hemp cannabinoids with tetrahydrocannabinol dry weight equal to or less than 0.3%, hemp-supplemented non-alcoholic drinks and hemp dietary supplements, hemp topicals, hemp foods with the exception of those formulated with marijuana (meaning cannabis with greater than 0.3% tetrahydrocannabinol dry weight) or as otherwise permitted in Sections 3.5 of (and subject to 3.16 of) the License Amendment, hemp lotions or hemp pet products, or hemp soaps business, either currently in production or as may be produced and sold in the future. The “SB Business” means any other businesses, including, but not be limited to, employment, investment, consulting, managing, developing, producing, distributing, marketing, promoting, branding or any other activity related to a company or business engaged in: hemp-based or infused alcohol or spirits, vaporizable hemp products; medicinal or recreational Marijuana (cannabis with greater than 0.3% tetrahydrocannabinol dry weight, “Marijuana”) products, including but not limited to, Marijuana derivatives and supplements formulated with Marijuana and biotech/pharmaceutical formulations, excluding for greater certainty such business as may reasonably be deemed to be substantially similar to the Company Business. , Anything to the contrary in this Agreement notwithstanding, the Company acknowledges and agrees that the Brothers’ continuing work and investment in the SB Business will not be considered the proprietary or confidential information of the Company so long as such work does not include the Company Business and will be completed without reference to any Confidential Information related to the Company Business. The Company acknowledges and agrees that the production, distribution and promotion of media, including, but not limited to photographs, motion pictures, documentaries, social media, television, radio and Internet shows and appearances, webcasts, podcasts, live streaming events, YouTube channels, Twitter accounts, blogs, websites, mobile phone applications and any other media-related products whether on television, radio, or the Internet (“Media”), related to the Brothers’ names and the Stanley Brothers’ brand, other than in relation to the Company Business, is not prohibited by the provisions of this Agreement, including any Media produced, distributed and promoted for any SB Business, which may include the Brothers’ names and the Stanley Brothers’ brand. For the avoidance of doubt, nothing in this Section or otherwise in this Agreement, including Section 10, prohibits the Brothers, individually, together, and/or through other entities, from engaging in alcohol/spirits hemp products and vaporizable and/or combustible inhalable (including cigarette) hemp products with less than 0.3% tetrahydrocannabinol dry weight. In addition, any and all prohibitions on Consulting Firm and the Brothers set forth in this Section or otherwise in this Agreement, including Section 10, are subject to waiver by the Company upon the Company’s prior written consent by email notice to the email addresses for Consulting Firm and the Brothers set forth in Section 16.2.

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5.3            To the extent any copyrights are assigned under this Section 5, Consulting Firm and the Brothers hereby irrevocably waive in favor of the Company, to the extent permitted by applicable law, any and all claims Consulting Firm and/or the Brothers may now or hereafter have in any jurisdiction to all rights of paternity or attribution, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” in relation to all Work Product to which the assigned copyrights apply.

5.4            Consulting Firm and the Brothers shall make full and prompt written disclosure to the Company of any inventions or processes, as such terms are defined in 35 U.S.C. § 100, that constitutes Work Product, whether or not such inventions or processes are patentable or protected as trade secrets. Consulting Firm and the Brothers shall not disclose to any third party the nature or details of any such inventions or processes without the prior written consent of the Company.

5.5            Upon the request of the Company, during and after the Term, Consulting Firm and the Brothers shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, and provide such further cooperation, as may be reasonably necessary to assist the Company to apply for, prosecute, register, maintain, perfect, record, or enforce its rights in any Work Product and all Intellectual Property Rights therein. In the event the Company is unable, after reasonable effort, to obtain Consulting Firm’s and/or the Brothers (as applicable) signature on any such documents, Consulting Firm and the Brothers hereby irrevocably designates and appoints the Company as its agent and attorney-in-fact, to act for and on its behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other intellectual property protection related to the Work Product with the same legal force and effect as if Consulting Firm and/or the Brothers (as applicable) had executed them. Consulting Firm agrees that this power of attorney is coupled with an interest.

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5.6            As between Consulting Firm, the Brothers and the Company, the Company is, and will remain, the sole and exclusive owner of all right, title, and interest in and to any documents, specifications, data, know-how, methodologies, software, and other materials provided to Consulting Firm and/or the Brothers by the Company (“Company Materials”), including all Intellectual Property Rights therein. Consulting Firm and the Brothers have no right or license to reproduce or use any Company Materials except solely during the Term to the extent necessary to perform its obligations under this Agreement. All other rights in and to the Company Materials are expressly reserved by the Company. Consulting Firm and the Brothers have no right or license to use the Company’s trademarks, service marks, trade names, logos, symbols, or brand names.

6.            CONFIDENTIALITY.

6.1            Consulting Firm and the Brothers acknowledge that Consulting Firm and the Brothers will have access to information that is treated as confidential and proprietary by the Company, that may include, without limitation, trade secrets and all other information not known to the public about the Company’s operations, business or financial affairs, knowhow, processes, marketing plans, bids, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, propagation and cultivation techniques, extraction and processing techniques, products, services, contracts, forms, research and development, new products, chemical analyses, plans or projections, systems, programs, manuals, guides, confidential reports and communications, plant genetic information regarding the growth and distribution of industrial hemp products, clones, seeds, plants, all Intellectual Property Rights (as defined below), information regarding personnel, employee lists, compensation, and employee skills, as well as any non-public information about its existing and prospective customers, suppliers, and business partners, including but not limited to their identities, contact people, needs, records, purchase histories, credit limits, the Company’s sources for referrals and new business, market data, and any customer personal or health information that is made available to the Company by its customers, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, the “Confidential Information”).

Any Confidential Information that Consulting Firm or any of the Brothers accesses or develops in connection with the Services, including but not limited to any Work Product, shall be subject to the terms and conditions of this clause. Consulting Firm and the Brothers agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. Consulting Firm shall notify the Company immediately in the event Consulting Firm becomes aware of any loss or disclosure of any Confidential Information.

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6.2            Confidential Information shall not include information that:

(a)            is or becomes generally available to the public other than through Consulting Firm’s and/or the Brothers’ breach of this Agreement; or

(b)            is communicated to Consulting Firm or any of the Brothers by a third party that had no confidentiality obligations with respect to such information; or

(c)            relates to SB Business.

6.3            Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Consulting Firm agrees to provide written notice of any such order to an authorized officer of the Company within three calendar days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion.

6.4            Notice of Immunity Under the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement, Consulting Firm and the Brothers will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

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7.            REPRESENTATIONS AND WARRANTIES.

7.1            Consulting Firm represents and warrants to the Company that:

(a)            Consulting Firm has the right to enter into this Agreement, to grant the rights granted herein, and to perform fully all of its obligations in this Agreement;

(b)            Consulting Firm’s entering into this Agreement with the Company and its performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which Consulting Firm and/or the Brothers are subject;

(c)            Consulting Firm has personnel, including without limitation the Brothers, who have the required skill, experience, and qualifications to perform the Services, Consulting Firm shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services, and Consulting Firm and the Brothers’ shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;

(d)            Consulting Firm and the Brothers shall perform the Services in compliance with all applicable federal, state, and local laws and regulations, including by maintaining all licenses, permits, and registrations required to perform the Services;

(e)            the Company will receive good and valid title to all Work Product, free and clear of all encumbrances and liens of any kind; and

(f)            all Work Product is and shall be original work (except for material in the public domain or provided by the Company) and, to the best of Consulting Firm’s and the Brothers’ knowledge, does not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation, or other entity.

7.2            The Company hereby represents and warrants to Consulting Firm that:

(a)            it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; and

(b)            the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

8.            INDEMNIFICATION. Consulting Firm shall defend, indemnify, and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors, and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from Consulting Firm’s and/or any of the Brothers’ breach of any representation, warranty, or obligation under this Agreement.

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9.            TERMINATION.

9.1            Consulting Firm or the Company may terminate this Agreement without cause upon 60 calendar days’ written notice to the other Party to this Agreement; provided that no portion of the Fees shall be refundable on termination by Company under this Section 9.1.

9.2            Consulting Firm or the Company may terminate this Agreement, effective immediately upon written notice to the other Party, if the other Party breaches this Agreement, and such breach is incapable of cure, or with respect to a breach capable of cure, the other Party does not cure such breach within ten (10) calendar days after receipt of written notice of such breach.

9.3            Payment of the Fees pursuant to Section 3 of the Agreement contemplates performance of the Services for the full Term. If, prior to expiration of the Term, either: (i) the Company terminates this Agreement in connection with a breach or failure to comply with the terms hereof by Consulting Firm; or (ii) the Agreement is terminated by Consulting Firm, the Company shall be entitled to recoup a pro-rated portion of the Fees proportionate to the remainder of the original Term following the termination effective date.

9.4            Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, Consulting Firm shall promptly after such expiration or termination:

(a)            deliver to the Company all Deliverables (whether complete or incomplete) and all materials, equipment, and other property provided for use by the Company;

(b)            permanently erase all of the Confidential Information from computer systems or other electronic devices; and

(a)            deliver to the Company all tangible documents and other media, including any copies, containing, reflecting, incorporating, or based on the Confidential Information; and

(b)            certify in writing to the Company that Consulting Firm has complied with the requirements of this clause.

9.5            The terms and conditions of this clause and Section 4, Section 5, Section 6, Section 7, Section 8, Section 10, Section 11, Section 13, Section 14, Section 15 and Section 16 shall survive the expiration or termination of this Agreement.

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10.            OTHER BUSINESS ACTIVITIES.

10.1            Consulting Firm and the Brothers may be engaged or employed in any other business, trade, profession, or other activity which does not place Consulting Firm and/or any of the Brothers in a conflict of interest with the Company; provided, that, during the Term, and for a period of twelve (12) months following the termination or expiration of this Agreement, Consulting Firm and/or any of the Brothers shall not be engaged in any business activities, on its or his own behalf or on behalf of any other person or entity, that are engaged in or compete with Company Business without the Company’s prior written consent to be given or withheld in its sole discretion.

10.2            For greater clarity, nothing in this Agreement shall be construed as prohibiting the Brothers from (i) engaging in passive investment activities and business-related, community service, charitable and social activities that do not interfere with the Brothers’ performance of Services or their obligations hereunder or (ii) engaging in any activity related to any person or entity engaged in a business that is not a Competitor (defined below), including but not limited to, engaging in any activity related to any SB Business or any activity related to the production, distribution and promotion of Media related to the Brothers’ names and the Stanley Brothers’ brand other than in relation to a Competitor, including any Media produced, distributed and promoted for any SB Business, which may include the Brothers’ names and the Stanley Brothers’ brand. For purposes of this Agreement, a “Competitor” is any person or entity that engages in the Company Business, as of the date of execution of this agreement. Further, the Company acknowledges that the Brothers are engaged in ongoing Media projects and appearances that may relate to their involvement with the Company and the Company Business and, subject to applicable laws restricting selective disclosure of non-public material information, nothing in this Agreement shall be construed as giving the Company any rights to censure, direct, review, approve or otherwise be involved in such Media provided that the Brothers provide statements in any produced Media related to the Company or the Company Business that “the opinions expressed are those of [Brothers/Stanley Brothers Brand] and do not represent the opinions of Stanley Brother Brand affiliates, Charlotte’s Web Holdings, Inc., CWB Holdings Inc., Charlotte’s Web or any related entities.” Notwithstanding the foregoing, Consulting Firm further agrees that during the Term, the Brothers shall not publicly make any statements, claims or render opinions that are expressly or impliedly connected to the Company or the Company Business and that would, or could reasonably be deemed to, violate the law of any government authority including, but not limited to, rules, regulations or guidance promulgated by the United States Food and Drug Administration or the United States Federal Trade Commission or Canadian or United States securities laws.

11.            NON-SOLICITATION. The Consulting Firm and the Brothers agree that during the Term of this Agreement and for a period of twelve (12) months following the termination or expiration of this Agreement, they will not make any solicitation to employ the Company’s personnel without written consent of the Company to be given or withheld in the Company’s sole discretion.

12.            ASSIGNMENT. Consulting Firm shall not assign any rights or delegate or subcontract any obligations under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the Parties hereto and their respective successors and assigns.

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13.            REASONABLENESS OF RESTRICTIONS AND REMEDIES.

13.1            The Consulting Firm and the Brothers acknowledge and agree that they have read this entire Agreement and understand it. Consulting Firm and the Brothers agree that the restrictions contained in this Agreement, including without limitation those set forth in Section 10 above, are reasonable, proper, and necessitated by Company’s legitimate business interests. Consulting Firm and the Brothers represent and agree that they are entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the obligations and restrictions contained set forth herein. Each Brother further represents and agrees that: (i) his experience and capabilities are such that his compliance with the restrictions herein will not prevent him from earning a livelihood or otherwise cause him undue hardship; and (ii) that the compensation paid to him by the Consulting Firm, which amounts are and shall be paid through the Fees, in connection with his performance of the Services is sufficient consideration for his obligations under this Agreement, including without limitation those set forth in Sections 10 and 11 above. Consulting Firm and the Brothers further agree that they shall not assert, or permit to be asserted on their behalf, in any forum, any position contrary to the foregoing.

13.2            The Company, Consulting Firm and the Brothers acknowledge and agree that the individual covenants in this Agreement are separate and distinct commitments, independent of each other covenant hereunder. Accordingly, if, at the time of enforcement of such covenants, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties hereto agree that the maximum period or scope legally permissible under such circumstances will be substituted for the period or scope stated therein. If a court of competent jurisdiction declines to enforce this Agreement in the manner provided in this Section 13.1, the Parties agree that the court shall modify any clauses or provisions in this Agreement so as to provide the Company with the maximum protection of its business interests allowed by law and the Parties agrees to be bound by this Agreement as modified.

13.3            In the event Consulting Firm and/or any of the Brothers breaches or threatens to breach Section 6, Section 10 or Section 11 of this Agreement, Consulting Firm and the Brothers hereby acknowledges and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief restraining such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. This equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief. For purposes of this Section, the Parties irrevocably submit to the exclusive jurisdiction of the federal and state courts located in the State of Colorado and waives the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

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14.            ARBITRATION.

14.1            Any dispute, controversy, or claim arising out of or related to this Agreement or any breach or termination of this Agreement, including but not limited to the Services Consulting Firm provides to the Company, and any alleged violation of any federal, state, or local statute, regulation, common law, or public policy, whether sounding in contract, tort, or statute, shall be submitted to and decided by binding arbitration. Arbitration shall be administered by the American Arbitration Association and held in Boulder, Colorado before a single arbitrator, in accordance with the American Arbitration Association’s rules, regulations, and requirements. Any arbitral award determination shall be final and binding upon the Parties. Judgment on the arbitrator’s award may be entered in any court of competent jurisdiction. Each Party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issues specifically authorizes such an award.

14.2            Arbitration shall proceed only on an individual basis. The Parties waive all rights to have their disputes heard or decided by a jury or in a court trial and the right to pursue any class or collective claims against each other in court, arbitration, or any other proceeding. Each Party shall only submit their own individual claims against the other and will not seek to represent the interests of any other person. The arbitrator shall have no jurisdiction or authority to compel any class or collective claim, or to consolidate different arbitration proceedings with or join any other party to an arbitration between the Parties. The arbitrator, not any court, shall have exclusive authority to resolve any dispute relating to the enforceability or formation of this Agreement and the arbitrability of any dispute between the Parties, except for any dispute relating to the enforceability or scope of the class and collective action waiver, which shall be determined by a court of competent jurisdiction.

15.            GOVERNING LAW, JURISDICTION, AND VENUE. This Agreement and all related documents and all matters arising out of or relating to this Agreement and the Services provided hereunder, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply.

16.            MISCELLANEOUS.

16.1            Consulting Firm shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

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16.2            All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the Parties as set forth below. All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), email, facsimile (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if: (a) the receiving Party has received the Notice; and (b) the Party giving the Notice has complied with the requirements of this Section.

If to the Company:

Charlotte’s Web, Inc.
Attn: Chief Executive Officer
2425 5th Street, Suite 200
Boulder, CO 80301

With copy to:
jarrod.isfeld@dlapiper.com

If to Consulting Firm and/or the Brothers:

Leeland & Sig LLC d/b/a Stanley Brothers Brand Holding Co.
Jesse Stanley
2111 E. Virginia Avenue
Denver, CO 80209

With copies to:
***
brenkert.jason@dorsey.com
tom@canovalaw.com

16.3            This Agreement, together with any other documents incorporated herein by reference and related exhibits and schedules, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter, including, without limitation, any employment agreements between the Company and each of the Brothers; provided, however, that for the avoidance of doubt, nothing in this Agreement shall amend, modify or otherwise affect the Company’s, Consulting Firm’s and/or the Brother’s rights or obligations pursuant to (i) the Option Purchase Agreement executed March 2, 2021 among Charlotte’s Web Holdings, Inc. (“CW”), Stanley Brothers USA Holdings, Inc. (“SBH”) and the shareholders of SBH, and (ii) the Name and Likeness and License Agreement effective August 1, 2018 by and between the Consulting Firm, the Company and CW, as amended on April 12, 2021, which will remain in full force and effect subsequent to the execution of this Agreement.

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16.4            This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto, and any of the terms thereof may be waived, only by a written document signed by each Party to this Agreement or, in the case of waiver, by the Party or Parties waiving compliance.

16.5            If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

16.6            This Agreement may be executed in multiple counterparts and by electronic or facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

[signature pages follow]

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THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Charlotte’s Web, Inc.

By:	/s/ Deanie Elsner	Date:

Name:	Deanie Elsner

Title:	CEO, Director

Leeland & Sig LLC

By:	/s/ Jesse Stanley	Date:	4/24/2021 1:51 PM EDT

Name:	Jesse Stanley

Title:	Board of Managers

/s/ Josh Stanley	Date:	4/24/2021 6:50 AM PDT

Josh Stanley (in his individual capacity for purposes of Sections 5, 6, 10, 11, 12 and 13)

/s/ Joel Stanley	Date:	4/23/2021 8:24 PM EDT

Joel Stanley (in his individual capacity for purposes of Sections 5, 6, 10, 11, 12 and 13)

/s/ Jesse Stanley	Date:	4/23/2021 8:19 PM EDT

Jesse Stanley (in his individual capacity for purposes of Sections 5, 6, 10, 11, 12 and 13)

[signature page to Consulting Agreement]

/s/ Jonathan Stanley	Date:	4/23/2021 8:51 PM EDT

Jonathan Stanley (in his individual capacity for purposes of Sections 5, 6, 10, 11, 12 and 13)

/s/ Jordan Stanley	Date:	4/24/2021 10:26 AM PDT

Jordan Stanley (in his individual capacity for purposes of Sections 5, 6, 10, 11, 12 and 13)

/s/ Jared Stanley	Date:	4/24/2021 1:37 PM EDT

Jared Stanley (in his individual capacity for purposes of Sections 5, 6, 10, 11, 12 and 13)

/s/ Austin Stanley	Date:	4/23/2021 8:44 PM EDT

J. Austin Stanley (in his individual capacity for purposes of Sections 4, 5, 6, 10, 11, 12 and 13)

[signature page to Consulting Agreement]

SCHEDULE 1

SERVICES:

Pursuant to the Consulting Agreement to which this Schedule 1 is annexed (the “Agreement”), Consulting Firm shall perform the following Services during the Term (as defined in the Agreement):

•	Consulting Firm agrees to make each of the Brothers available once per calendar quarter and at times reasonably agreed upon for one in-person external appearance (e.g. participation at a trade show) and two in-person Company internal appearances (e.g. visits to Company’s premises, Company parties, or Company events) upon Company request upon not fewer than 15 days prior written notice.

•	Consulting Firm agrees to make each of the Brothers available once per calendar quarter, to participate in media interviews related to the Company Business as reasonably requested by the Company’s public relations director or agent(s) upon not fewer than 15 days prior written notice.